Exhibit 99.1

Biostage Announces Receipt of Nasdaq Listing Determination

- Company to request hearing -

Holliston, MA, May 22, 2017 – Biostage Inc., (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, announced today that, as anticipated, on May 18, 2017, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company’s failure to regain compliance with the minimum $1.00 bid price requirement by May 17, 2017, and its non-compliance with the $2.5 million stockholders’ equity requirement as of the quarter ended March 31, 2017, could serve as a basis for delisting the Company’s common stock from The Nasdaq Capital Market unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company plans to timely request a hearing before the Panel, which request will stay any delisting action by the Staff at least pending the issuance of the Panel’s decision following the hearing and the expiration of any extension period that may be granted by the Panel. At the hearing, Biostage will present its plan to evidence compliance with the bid price and stockholders’ equity requirements and request an extension of time within which to do so. The Panel has the discretion to grant the Company an extension through no later than November 14, 2017. The Company’s common stock will continue to trade on Nasdaq under the symbol “BSTG” at least pending the ultimate conclusion of the hearing process. Biostage intends to provide a further update when additional relevant information becomes available.

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient’s own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative preclinical studies. Preclinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (“GLP”) regulations, for the Company’s Cellspan Esophageal Implant product candidate are ongoing, in support of Biostage’s goal of filing an Investigational New Drug application (“IND”) with the U.S. FDA in the third quarter of 2017. Upon IND approval, the Company plans to initiate its first-in-human clinical trials for its esophageal implant product candidate by the end of 2017.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including the timing and outcome of any NASDAQ decision with respect to our requests; our inability to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement and stockholders’ equity requirement; our inability to maintain compliance with other NASDAQ Capital Market listing requirements; our inability to comply with the covenants in our credit facilities or to obtain additional debt or equity financing. Additional "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:
Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contacts:

David Schull or Maggie Beller

Russo Partners LLC

212-845-4271 or 646-942-5631

Email: Maggie.beller@russopartnersllc.com